Exhibit 4.3

SECOND AMENDMENT TO

RIGHTS AGREEMENT

THIS SECOND AMENDMENT TO RIGHTS AGREEMENT (this “Second Amendment”) is made as of this 11th day of April, 2022 between ARLINGTON ASSET INVESTMENT CORP., Virginia Corporation formerly known as Friedman, Billings, Ramsey Group, Inc. (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC (the “Rights Agent”).

RECITALS

A. The Company and the Rights Agent are parties to that certain Rights Agreement, dated as of June 5, 2009, as amended by that certain First Amendment to the Rights Agreement, between the Company and the Rights Agent, dated April 13, 2018 (as so amended, the “Rights Agreement”).

B. Pursuant to Section 26 of the Rights Agreement, prior to the Distribution Date, the Company may, in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of Rights, with any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent. The Distribution Date has not yet occurred.

C. The Board of Directors of the Company has determined that it is in the best interest of the Company to amend the Rights Agreement as provided in this Second Amendment.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

1. Definitions. Except as otherwise set forth in this Second Amendment, each capitalized term used in this Second Amendment shall have the meaning for such term set forth in the Rights Agreement.

2. Definition of “Agreement.” From and after the date hereof, all references in the Rights Agreement to the “Agreement” shall mean and refer to the Rights Agreement as modified by this Second Amendment.

3. Definition of “Expiration Date.” Section 1(x) of the Rights Agreement is hereby amended by deleting the reference to “June 4, 2019” and replacing it with a reference to “the final date of the Company’s 2022 annual meeting of shareholders.”

4. Definition of “Final Expiration Date.” Section 1(y) of the Rights Agreement is hereby amended by deleting the reference to “June 4, 2022” and replacing it with a reference to “June 4, 2025.”

5. Definition of “Purchase Price.” Section 1(dd) of the Rights Agreement is hereby amended by deleting the reference to “$70.00” and replacing it with a reference to “$21.30.”

6. Form of Rights Certificate. Exhibit B to the Rights Agreement is hereby amended as follows:

1.	By deleting each reference to “June 4, 2022” included in Exhibit B and replacing it with a reference to “June 4, 2025.”

2.	By deleting the reference to “$70.00” and replacing it with a reference to “$21.30.”

7. Summary of Rights. Exhibit C to the Rights Agreement is hereby amended as follows:

1.	By deleting the reference to “June 4, 2022” and replacing it with a reference to “June 4, 2025.”

2.	By deleting the reference to “June 4, 2019” and replacing it with a reference to “June 4, 2022.”

3.	By deleting the reference to “$70.00” and replacing it with a reference to “$21.30.”

8. Ratification of Agreement. Except as specifically modified by this Second Amendment, the Rights Agreement remains in full force and effect and is hereby ratified, confirmed and reaffirmed for all purposes and in all respects.

9. Counterparts. This Second Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute but one original; provided, however, this Second Amendment shall not be effective unless and until signed by the Company and the Rights Agent.

Company:

ARLINGTON ASSET INVESTMENT CORP.

By:	/s/ Richard E. Konzmann
Name:	Richard E. Konzmann
Title:	Executive Vice President, Chief Financial Officer and Treasurer

RIGHTS AGENT:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Joseph Dooley
Name:	Joseph Dooley
Title:	Senior Vice President